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                                                                    Exhibit 23.2
                                                                    ------------

                        Consent of Independent Auditors

We consent to the reference to our firm under the captions "Experts" and "Accounting Treatment" in the Proxy Statement of U.S. Bioscience, Inc. that is made part of the Registration Statement (Form S-4) and Prospectus of MedImmune, Inc. for the registration of 5,655,560 shares of common stock and to the incorporation by reference therein of our report dated February 15, 1999, with respect to the consolidated financial statements of U.S. Bioscience, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
October 7, 1999